Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. CEO announces contract negotiations for its Nano Battery in India.

Contract negotiations are underway with a large Indian business group to initiate next steps in a joint venture for local production of the Advanced Li Nano battery.  The battery is being tested for longevity by the Indian Institute of Technology Laboratory in New Delhi.

Barrington, IL –July 29, 2010 – EcoloCap Solutions Inc. (OTCBB: ECOS), an integrated network of environmentally-focused technology companies utilizing nanotechnology to develop efficient alternative energy solutions, today announced that Michael Siegel President and CEO of Ecolocap Solutions, Inc. on a week-long visit to India has reached an agreement in principle with Ajay Singh, managing director of Spice Jet. (http://www.spicejet.com/CorporateOverview.asp, and Chairman of Star Bus, and Argentum Engines Pvt. Ltd.  which has recently purchased the shuttered 250 acre Daewoo auto manufacturing complex in Delhi.    The group has already signed with the City of Delhi to supply, operate and maintain approx 1,500 busses in the capital city of India for the next 10 years. http://economictimes.indiatimes.com/news/news-by-industry/transportation/shipping-/-transport/Urban-transport-goes-corporate-Spice-Jet-MD-to-run-bus-fleet-in-Delhi/articleshow/5793965.cms)

The discussions dealt on three areas of battery applications: 1) The utilization of the EcoloCap Nano Li(x) battery for various fleet operations including the conversion of the described bus routes into an all electric operation. 2) The design of an EcoloCap Nano battery for use in an electric three-wheeler design and a four wheel taxi. The deadline to start the manufacturing of the three-wheeler is Sep 2010. The government permit for this product proposes an initial production of 10,000 units. 3) The all-electric taxi is to be introduced by the company in Dec. 2010 with only slight design changes needed to migrate production to small and medium size delivery trucks.

The first batteries are to be assembled in India by a venture to be defined by the parties, subject to final design and longevity testing now underway, and which will last for 4 weeks.

Mr. Sheetal P. Singh, a Director of Argentum stated: “After an initial study and based on past results, we are convinced that the Ecolocap Nano battery technology will make India a leader in the electric fleet transportation market. We have signed the necessary NDA’s with EcoloCap and are proceeding to testing for longevity.  We expect that these tests will be consistent with previous tests and we will be looking to conclude an alliance with EcoloCap for local production of the batteries. ”

Mr. Siegel stated, “The electric vehicle will eventually play an important role in Indian society.  The Nano battery is the only battery now considered for these applications because of the price and power density.  We plan to deliver sample batteries to be used in 200 three wheelers for the 2010 Commonwealth Games to be held in New Delhi.”

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include MBT’s Carbon Nano Tube (CNT) and Lithium X rechargeable batteries that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com